                        THE SERVICER

SERVICING

          The Leases included in each Trust Fund will be serviced by Trans Leasing, as the Servicer, pursuant to and in accordance with the related Servicing Agreement.

DELINQUENCY AND DEFAULT EXPERIENCE

          Set forth below is certain information regarding the delinquency and loss experience of Trans Leasing with respect to its entire lease portfolio (including leases that it previously sold but continues to service). There can be no assurance that the levels of delinquency and loss experience on the Leases in any Trust Fund will be comparable to that set forth below.


         DELINQUENCY EXPERIENCE (a)
         =================================================================
                                                At June 30,
                                  ----------------------------------------
                                         1993          1994          1995
                                  ========================================
         Future Minimum Lease
           Payments ($000)           $164,236      $186,287      $219,718

         Delinquencies:
           (% of Future Minimum
           Lease Payments)

         31-60 Days                      1.44%         1.28%         1.21%
         61-90 Days                      0.55%         0.57%         0.52%
         91+ Days                        1.30%         0.69%         0.93%

         Total Delinquencies             3.30%         2.54%         2.66%

         =================================================================


(a) Trans Leasing classifies accounts as delinquent at the time a payment (or portion thereof) remains unpaid 30 days or more following the date on which such payment is due. The amount classified as delinquent is the sum of future minimum lease payments. Delinquent accounts are written off in their entirety when a determination is made that the account is uncollectible.


(b)  The percentages in any column may not total due to rounding.






           LOSS EXPERIENCE
         =================================================================
                                                For year ended
                                                   June 30,
                                  ----------------------------------------
                                         1993       1994(a)          1995
                                  ========================================

         LOSSES:  ($000)
         Investment in Leases
           (before reserves)         $150,590      $170,864      $199,576
         Gross Losses(b)                4,519         6,510         4,441
         Recoveries(c)                  1,357         1,359         1,549
                                  ------------  ------------  ------------
         Net Losses(d)                  3,162         5,151         2,892
         Net Losses as a
          Percentage of
          Investment in Leases           2.10%         3.01%         1.45%
          (before reserves)

         =================================================================

(a) The data for the year ended June 30, 1994 includes the write-off of one account written off as of December 31, 1993 in the amount of $1,696,000. Excluding such amount, Gross Losses, Recoveries, Net Losses and
     Net Losses as a percentage of Investment in Leases would have been $4,814,000, $1,232,000, $3,582,000 and 2.10%, respectively.
(b) Gross losses generally include an amount equal to the future minimum lease payments plus the residual value of the related equipment less the remaining unearned income on the date a lease is written off.
(c) Recoveries represent gross amounts recovered on a lease (or the underlying equipment) that has been written off.
(d)  Net losses represent gross losses less recoveries.

COLLECTION POLICIES

     Each lessee receives a coupon book at the inception of the lease to make scheduled lease payments. Lessees are invoiced separately for property taxes, UCC fees, insurance, tax shortages and other nonscheduled charges. Statements are used to bill lessees for unpaid invoices and late payments. All payments in connection with any lease serviced by Trans Leasing are directed to a single processing location where the payments are recorded and the funds deposited directly into a lock box account. Within two business days after their deposit into the lock box account, the funds are transferred to other accounts, including the Collection Account based upon Trans Leasing's records regarding allocation.

     Seven days after any payment is past due, a charge equal to 10% of the past due amount is added to the lessee's account. Such late charges appear in the lessee's next statement and, in some instances, may be waived. When any payment is 20 days past due (13 days if the lease balance is greater than $20,000), the account is automatically inserted into the Servicer's follow-up system. At this point, a delinquency letter is automatically generated and a collector contacts the lessee. When the account exceeds 80 days past due, it is transferred to a senior collector for further collection efforts. If the senior collector is unsuccessful in making the necessary collections, the account is reviewed for possible charge-off and/or referral to the Servicer's asset recovery department. A lease is generally charged-off when it is deemed uncollectible, when the equipment is returned or when the lessee files bankruptcy or goes out of business. All charge-offs are handled by the asset recovery department. Generally, when an account exceeds 90 days past due it is reviewed for possible repossession, and at 120 days past due repossession of the Equipment is generally initiated, if practicable. Returned and repossessed equipment is sold, and, if practicable, the asset recovery department pursues the lessee for any deficiency. In certain instances, a lessee may maintain possession of the equipment as part of a bankruptcy workout. In any such case, a payment plan is arranged with the approval of the bankruptcy court. All amounts received in connection with charged-off leases are applied as recoveries.



                                30